Exhibit 11            COMPUTATION OF EARNINGS PER SHARE
                      Fluke Corporation and Subsidiaries

                                    QUARTER ENDED         THREE QUARTERS ENDED
                                 1/24/97     1/26/96       1/24/97     1/26/96
Shares issued and outstanding
  at beginning of period       8,700,840   8,625,728    8,652,955    8,475,725
Net issuance of shares under
  employee stock plans,
  weighted average                 8,252         747       37,435      107,280
Weighted average common
  shares outstanding           8,709,092   8,626,475    8,690,390    8,583,005
Assumed exercise of stock
  options, weighted average
  of incremental shares          357,968     232,937      279,994      265,906
Average shares and
  share equivalents
  outstanding                  9,067,060   8,859,412    8,970,384    8,848,911
Earnings per share            $     0.82  $     0.77  $      2.16  $      1.89
Net Income                    $7,422,000  $6,831,000  $19,385,000  $16,690,000
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